EX-99.B(d)(2)(iv)

Appendix A

Small Cap Opportunities Fund

Approved by Board of Trustees: October 24, 2000, November 6, 2001, December 23, 2001 and May 7, 2002.

Most Recent Annual Approval Date: May 18, 2004.